                            EXCERPTS FROM MINUTES OF
                          BOARD OF DIRECTORS MEETING OF
                              NASH-FINCH COMPANY ON
                                FEBRUARY 22, 1994



The Chairman then announced that the next item of business concerned compensation paid to outside directors, and called upon Mr. Flaten to report the recommendation of the Executive Committee. Mr. Flaten offered the following resolution and moved its adoption:


     RESOLVED, that effective as of March 1, 1994, outside members of the Board of Directors of the Company be compensated at the rate of $1,000 plus reasonable expenses incurred for each meeting of the Board of Directors of the Company attended, $1,000 per month retainer and $600 plus reasonable expenses incurred for attendance at meetings of committees of the Board unless the committee meeting is held on the same day as a Board meeting or is held by telephone conference, in which cases the fee shall be $400. For the purposes of this resolution, an outside director is defined as any director who is not a present full time employee of Nash Finch Company or its subsidiaries.

     RESOLVED FURTHER, that upon becoming effective, the foregoing resolution shall supersede any resolution heretofore adopted by this Board of Directors pertaining to compensation of outside directors.

The above resolution was seconded by Mr. Nash and, upon vote being taken, all present voted unanimously in favor thereof and the same was declared duly adopted.